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COMMAND CENTER ANNOUNCES APPOINTMENT OF
RALPH E. PETERSON AS CHIEF FINANCIAL OFFICER

Post Falls, Idaho – April 29, 2009 - Command Center, Inc. (OTC Bulletin Board: CCNI), an emerging provider of on-demand, reliable labor solutions, today announced it has appointed Ralph E. Peterson, currently a member of the company’s Board of Directors and Chairman of the Audit Committee, to the position of Chief Financial Officer.

Mr. Peterson replaces Brad E. Herr, who has resigned his positions as CFO, Secretary and Board member effective May 1, 2009. In his letter of resignation to the Board, Mr. Herr noted that he was resigning to pursue another business opportunity and did not have any disagreements with management, the Board or the company.  He will continue to provide consulting services to the company, as needed.

The company said its Board of Directors had also appointed Ronald L. Junck, currently Executive Vice President and General Counsel, to the position of Secretary. Subsequent to the resignation of Brad Herr, the Board of Directors now consists of four members, with one Board position temporarily vacant.

“I am pleased to have Ralph Peterson expand his role and responsibilities with the company,” said Glenn Welstad, Command’s Chairman and CEO. “He has been a friend and associate for many years, and his broad experience with both the company and the temp labor industry will make this a smooth transition. Brad Herr and I have also worked side-by-side for many years; and while I am saddened to be winding down our working relationship, I value his continuing friendship. All of us at Command are happy for Brad and wish him all success in his new venture. We thank him profusely for his dedicated service to Command, particularly during this past year as we faced many difficult challenges.”

Mr. Peterson was appointed to the Board as an independent director in November 2007. From 2002 until 2006, he was a partner with a mid-sized venture capital firm. Previously, from 1995 through 1998, Mr. Peterson held executive positions at Labor Ready, Inc., where he was a member of its Board of Directors and served as its Chief Financial Officer and Executive Vice President of Corporate and Business Development. Under his leadership at Labor Ready, revenue increased to $607 million from $97 million, and the number of branch offices grew to 486 from 106.

Mr. Peterson also spent more than 20 years in the restaurant industry, first as an officer of Hardee’s Food Systems, Inc., a multi-billion dollar diversified food company, operating both company-owned and franchised fast food restaurants, and subsequently as the Chief Financial Officer of Rax Restaurants, Inc., a national restaurant chain also operating both company-owned and franchised restaurants. He received his Masters in Business Administration from the University of North Carolina, as well as a Master of Science in Finance and Management and a Bachelor of Science in Accounting from Northern Illinois University.

About Command Center, Inc.

The Company provides on-demand employment solutions to businesses in the United States, primarily in the areas of light industrial, hospitality and event services, as well as other assignments. Additional information on Command Center is available at www.commandonline.com.

This news release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements that are other than statements of historical facts. These statements are subject to uncertainties and risks including, but not limited to, the availability of worker's compensation insurance coverage, the availability of suitable financing for the Company's activities, the ability to attract, develop and retain qualified store managers and other personnel, product and service demand and acceptance, changes in technology, economic conditions, the impact of competition and pricing, government regulation, and other risks set forth in the Form 10KSB filed with the Securities and Exchange Commission on April 9, 2009 and in other statements filed from time to time with the Securities and Exchange Commission. All such forward-looking statements, whether written or oral, and whether made by or on behalf of the Company, are expressly qualified by these cautionary statements and any other cautionary statements which may accompany the forward-looking statements. In addition, the Company disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date hereof.